Abercrombie & Fitch Co.
Financial Information
(Unaudited)
(in thousands, except per share data and store data)

				Fiscal 2019					Fiscal 2020
	2016	2017 (1)	2018	Q1	Q2	Q3	Q4	2019	Q1	Q2	2020

Net sales	$3,326,740	$3,492,690	$3,590,109	$733,972	$841,078	$863,472	$1,184,551	$3,623,073	$485,359	$698,328	$1,183,687

Cost of sales, exclusive of depreciation and amortization	1,298,172	1,408,848	1,430,193	289,882	342,445	344,541	495,287	1,472,155	221,214	274,720	495,934

Gross profit	2,028,568	2,083,842	2,159,916	444,090	498,633	518,931	689,264	2,150,918	264,145	423,608	687,753

Stores and distribution expense	1,562,703	1,540,032	1,536,216	356,612	376,347	377,697	440,587	1,551,243	322,124	310,370	632,494

Marketing, general and administrative expense	453,202	471,914	484,863	111,947	115,694	114,075	122,899	464,615	108,257	97,252	205,509

Flagship store exit charges (benefits)	15,757	2,393	5,806	1,744	44,994	285	234	47,257	(543)	(3,884)	(4,427)

Asset impairment, exclusive of flagship store exit charges	7,930	14,391	11,580	1,662	715	12,610	4,148	19,135	42,928	8,083	51,011

Other operating (income) loss, net	(26,212)	(16,938)	(5,915)	(617)	367	(215)	(935)	(1,400)	506	(2,356)	(1,850)

Operating income (loss)	15,188	72,050	127,366	(27,258)	(39,484)	14,479	122,331	70,068	(209,127)	14,143	(194,984)

Interest expense, net	18,666	16,889	10,999	616	1,370	2,922	2,829	7,737	3,371	7,098	10,469

(Loss) income before income taxes	(3,478)	55,161	116,367	(27,874)	(40,854)	11,557	119,502	62,331	(212,498)	7,045	(205,453)

Income tax (benefit) expense	(11,196)	44,636	37,559	(9,588)	(11,330)	3,987	34,302	17,371	31,533	1,253	32,786

Net income (loss)	7,718	10,525	78,808	(18,286)	(29,524)	7,570	85,200	44,960	(244,031)	5,792	(238,239)

Less: Net income attributable to noncontrolling interests	3,762	3,431	4,267	869	1,618	1,047	2,068	5,602	117	328	445

Net income (loss) attributable to Abercrombie & Fitch Co.	$3,956	$7,094	$74,541	$(19,155)	$(31,142)	$6,523	$83,132	$39,358	$(244,148)	$5,464	$(238,684)

				Fiscal 2019					Fiscal 2020
	2016	2017 (1)	2018	Q1	Q2	Q3	Q4	2019	Q1	Q2	2020
Net income (loss) per share attributable to Abercrombie & Fitch Co.:
Basic	$0.06	$0.10	$1.11	$(0.29)	$(0.48)	$0.10	$1.32	$0.61	$(3.90)	$0.09	$(3.82)
Diluted	$0.06	$0.10	$1.08	$(0.29)	$(0.48)	$0.10	$1.29	$0.60	$(3.90)	$0.09	$(3.82)

Weighted-average shares outstanding:
Basic	67,878	68,391	67,350	66,540	65,156	63,099	62,916	64,428	62,541	62,527	62,543
Diluted	68,284	69,403	69,137	66,540	65,156	63,911	64,198	65,778	62,541	63,286	62,543

Hollister comparable sales (2)	0%	8%	5%	2%	0%	(2)%	(2)%	(1)%	Not provided	Not provided	Not provided

Abercrombie comparable sales (2) (3)	(11)%	(2)%	1%	1%	0%	3%	8%	3%	Not provided	Not provided	Not provided

Comparable sales (2)	(5)%	3%	3%	1%	0%	0%	1%	1%	Not provided	Not provided	Not provided

Shares outstanding	67,758	68,195	66,227	66,637	63,146	62,757	62,786	62,786	62,284	62,400	62,400

Number of stores - end of period	898	868	861	857	863	881	854	854	849	850	850

Gross square feet - end of period	7,007	6,710	6,566	6,503	6,476	6,556	6,303	6,303	6,265	6,277	6,277

(1) Fiscal 2017 was a fifty-three week year.
(2) Comparable sales are calculated on a constant currency basis and exclude revenue other than store and online sales. The Company did not provide comparable sales results for fiscal 2020 due to widespread temporary store closures as a result of COVID-19.

(3) Abercrombie includes the Company's Abercrombie & Fitch and abercrombie kids brands.

2